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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                  SCHEDULE TO

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)
                             -----------------------

                           COMVERSE TECHNOLOGY , INC.
                       (Name of Subject Company (Issuer))

                             -----------------------

                            COMVERSE TECHNOLOGY, INC.
                       (Names of Filing Persons (Issuer))

                             -----------------------

           ZERO YIELD PUTTABLE SECURITIES (ZYPS(sm)) DUE MAY 15, 2023
       AND NEW ZERO YIELD PUTTABLE SECURITIES (ZYPS(sm)) DUE MAY 15, 2023
                         (Title of Class of Securities)

                                    205862AK1
                                    205862AL9
                                    205862AM7
                      (CUSIP Number of Class of Securities)

                             -----------------------

                             PAUL L. ROBINSON, ESQ.
                            EXECUTIVE VICE PRESIDENT,
                           CHIEF OPERATING OFFICER AND
                                 GENERAL COUNSEL
                            COMVERSE TECHNOLOGY, INC.
                               810 SEVENTH AVENUE
                               NEW YORK, NY 10019
                                 (212) 739-1000

                                    Copy to:
                             DAVID E. ZELTNER, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                               NEW YORK, NY 10153
                                 (212) 310-8000
                 (Name, Address and Telephone Numbers of Person
 Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                             -----------------------
                            CALCULATION OF FILING FEE

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        TRANSACTION VALUATION                AMOUNT OF FILING FEE*
  ---------------------------------------------------------------------------
            $419,647,000                            $12,884*
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*  Previously paid.

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid:   $12,884        Filing Party: Comverse Technology,
                                                            Inc.
     Form or Registration No.: Schedule TO    Date Filed:   March 2, 2007

[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[_]  third-party tender offer subject to Rule 14d-1.
[X]  issuer tender offer subject to Rule 13e-4.
[_]  going-private transaction subject to Rule 13e-3.
[_]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [X]


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




      This AMENDMENT NO. 2 amends and supplements the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Comverse Technology, Inc., a New York corporation ("Comverse"), with the Securities and Exchange Commission (the "SEC") on March 2, 2007, as amended by Amendment No. 1 thereto filed with the SEC on March 29, 2007, relating to an offer by Comverse to purchase for cash all of its outstanding Zero Yield Puttable Securities (ZYPSSM) Due May 15, 2023 (the "Old ZYPS") and New Zero Yield Puttable Securities (ZYPSSM) Due May 15, 2023 (the "New ZYPS," and, collectively with the Old ZYPS, the "ZYPS") upon the terms and subject to the conditions set forth in the Notice of Designated Event and Offer to Purchase, dated March 2, 2007 (the "Offer to Purchase"), a copy of which is filed herewith as Exhibit (a)(1)(A), and in the related Letter of Transmittal, a copy of which is filed herewith as Exhibit (a)(1)(B) (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Old ZYPS were issued by Comverse pursuant to an Indenture, dated as of May 7, 2003, between Comverse and The Bank of New York Trust Company, N.A., as successor to JPMorgan Chase Bank, N.A., as trustee (the "Trustee"), and the New ZYPS were issued by Comverse pursuant to an Indenture, dated as of January 26, 2005, between Comverse and the Trustee. Capitalized terms used but not otherwise defined shall have the respective meanings assigned to them in the Offer to Purchase.

      The purpose of this Amendment is to report the results of the Offer. The press release issued by Comverse on April 10, 2007, announcing the completion and results of the Offer, is filed herewith as Exhibit (a)(1)(H), and is incorporated herein by reference.

ITEM 4.  TERMS OF THE TRANSACTION.

      (a) MATERIAL TERMS

      Item 4 of the Schedule TO, which incorporates by reference information contained in the Offer to Purchase, is hereby amended and supplemented and follows:

The Offer expired at 5:00 p.m., New York City time, on Friday, April 6, 2007. Pursuant to the Offer, Comverse accepted for purchase $16,000 aggregate principal amount of Old ZYPS and $35,000 aggregate principal amount of New ZYPS. The press release issued by Comverse on April 10, 2007, announcing the completion and results of the Offer, is filed herewith as Exhibit (a)(1)(H), and is incorporated herein by reference.

ITEM 12. EXHIBITS.

       Item 12 of the Schedule TO is hereby amended and supplemented by adding the following:

(a)(1)(H)              Press Release dated April 10, 2007

                                  EXHIBIT INDEX

EXHIBIT NO.            DOCUMENT
-----------            --------
(a)(1)(A)*             Notice of Designated Event and Offer to Purchase, dated
                       March 2, 2007
(a)(1)(B)*             Form of Letter of Transmittal
(a)(1)(C)*             Form of Letter to Brokers, Dealers, Commercial Banks,
                       Trust Companies and Other Nominees
(a)(1)(D)*             Form of Letter to Clients for Use by Brokers, Dealers,
                       Commercial Banks, Trust Companies and Other Nominees
(a)(1)(E)*             Press Release dated March 2, 2007
(a)(1)(F)*             Press Release dated March 22, 2007
(a)(1)(G)*             Press Release dated March 29, 2007
(a)(1)(H)+             Press Release dated April 10, 2007
(b)                    Not applicable
(d)(1)*                Indenture, dated as of May 7, 2003, between Comverse
                       Technology, Inc. and The Bank of New York Trust
                       Company, N.A., as successor to JPMorgan Chase Bank,
                       N.A., as trustee. (Incorporated by reference to Exhibit
                       4.2 to Comverse's Form S-3 (Registration No.
                       333-106391) filed on June 23, 2003)
(d)(2)*                Description of the Old ZYPS (filed as pages 16 through
                       27 of Comverse's S-3 (Registration No. 333-106391) on
                       June 23, 2003 and incorporated herein by reference)
(d)(3)*                Indenture, dated as of January 26, 2005, between
                       Comverse Technology, Inc. and The Bank of New York
                       Trust Company, N.A., as successor to JPMorgan Chase
                       Bank, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 to Comverse's Current Report on Form 8-K filed on January 26, 2005)
(d)(4)*                Description of the New ZYPS (filed as pages 32 through 45
                       of Comverse's Prospectus (Registration No. 333-120870) dated January 21, 2005 filed with the Securities and Exchange Commission on January 21, 2005 pursuant to Rule
                       424(b)(3) under the Securities Act of 1933, as amended and incorporated herein by reference)
(g)                    Not applicable
(h)                    Not applicable


-------------------------------
+ Filed herewith
* Previously filed.

                                    SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          COMVERSE TECHNOLOGY, INC.




                                          By:  /s/  Paul L. Robinson
                                              -----------------------------
                                              Name:   Paul L. Robinson
                                              Title:  Executive Vice President,
                                                      Chief Operating Officer
                                                      and General Counsel

Dated: April 10, 2007

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                                  EXHIBIT INDEX

EXHIBIT NO.            DOCUMENT
-----------            --------
(a)(1)(A)*             Notice of Designated Event and Offer to Purchase, dated
                       March 2, 2007
(a)(1)(B)*             Form of Letter of Transmittal
(a)(1)(C)*             Form of Letter to Brokers, Dealers, Commercial Banks,
                       Trust Companies and Other Nominees
(a)(1)(D)*             Form of Letter to Clients for Use by Brokers, Dealers,
                       Commercial Banks, Trust Companies and Other Nominees
(a)(1)(E)*             Press Release dated March 2, 2007
(a)(1)(F)*             Press Release dated March 22, 2007
(a)(1)(G)*             Press Release dated March 29, 2007
(a)(1)(H)+             Press Release dated April 10, 2007
(b)                    Not applicable
(d)(1)*                Indenture, dated as of May 7, 2003, between Comverse
                       Technology, Inc. and The Bank of New York Trust
                       Company, N.A., as successor to JPMorgan Chase Bank,
                       N.A., as trustee. (Incorporated by reference to Exhibit
                       4.2 to Comverse's Form S-3 (Registration No.
                       333-106391) filed on June 23, 2003)
(d)(2)*                Description of the Old ZYPS (filed as pages 16 through
                       27 of Comverse's S-3 (Registration No. 333-106391) on
                       June 23, 2003 and incorporated herein by reference)
(d)(3)*                Indenture, dated as of January 26, 2005, between
                       Comverse Technology, Inc. and The Bank of New York
                       Trust Company, N.A., as successor to JPMorgan Chase
                       Bank, N.A., as trustee. (Incorporated by reference to Exhibit 4.1 to Comverse's Current Report on Form 8-K filed on January 26, 2005)
(d)(4)*                Description of the New ZYPS (filed as pages 32 through 45
                       of Comverse's Prospectus (Registration No. 333-120870) dated January 21, 2005 filed with the Securities and Exchange Commission on January 21, 2005 pursuant to Rule
                       424(b)(3) under the Securities Act of 1933, as amended and incorporated herein by reference)
(g)                    Not applicable
(h)                    Not applicable


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+ Filed herewith
* Previously filed.








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